Exhibit 99.1

For Immediate Release NR 13-0604

Press Release	Media Contact: Paul Dickard VP, External Communications 646.432.8473 Paul.Dickard@aecom.com	Investor Contact: Lynn Antipas Tyson SVP, Investor Relations 646.432.8428 Lynn.Tyson@aecom.com

AECOM Announces Resignation of Robert J. Lowe from its Board of Directors

LOS ANGELES (June 18, 2013) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for public and private clients in more than 140 countries around the world, announced that Robert J. Lowe has resigned from AECOM’s Board of Directors effective June 12, 2013.  Mr. Lowe has served on the AECOM Board of Directors since 1993.

Through its investment fund, AECOM Capital, AECOM expects to enter into a new relationship with Lowe Enterprises, Inc., a leading real estate development and management company founded by Mr. Lowe.  AECOM Capital and Lowe Enterprises expect to form a partnership to bring their combined capital and development, asset management, construction and consulting engineering expertise to development projects.  In anticipation of this new relationship, Mr. Lowe has decided to resign from the AECOM Board of Directors. AECOM Capital allows AECOM to play a key role in development projects where clients are seeking partners that can provide equity investments along with AECOM’s traditional services.

“The AECOM Board has greatly appreciated and benefited from Bob’s passion, talent and wisdom in his more than two decades of service to AECOM,” said John M. Dionisio, AECOM chairman and chief executive officer. “While we will miss Bob’s in-depth knowledge of business operations, strategy and technology, we look forward to the new relationship between AECOM Capital and Lowe Enterprises.”

About AECOM
AECOM is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that create, enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 140 countries and had revenue of $8.2 billion during the 12 months ended March 31, 2013.  More information on AECOM and its services can be found at www.aecom.com.

###